CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fauquier Bankshares, Inc.
Warrenton, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-100539, Form S-3D No. 333-115681, and Form S-8 No. 333-122532 of Fauquier Bankshares, Inc. of our report, dated March 20, 2014, relating to the consolidated financial statements of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income (loss), shareholders' equity and cash flows for each of the three years in the period ended December 31, 2013 appearing in this Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2013.

/s/ Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 20, 2014